DECEMBER 2020

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

INDUSTRIAL ETHANOL	2
STAN'S THOUGHTS	2
FINANCIALS	3
10 YEARS OF SERVICE	4

FROM THE CEO DESK:

Well, the election is over and one thing is always certain; things do change. As we transition to a new President, the ethanol industry will again be faced with potential COVID related economic shutdowns. There is certainly the risk of various states deciding to shut down their economies one more time in order to curb the spread of the pandemic. We at Homeland are prepared and will respond to the changes as they present themselves. I certainly do not forecast the demand for ethanol dropping to the levels of last March, but some states will see a reduction due to governors mandating closures of certain types of businesses.

Here at Homeland, we are focusing on improvements. We just finished the construction of a new corn bin and recently completed the required DNR testing for the dust collection. The completion of the grain bin brings our total corn storage to over 6M bushels. These grain bins have repeatedly demonstrated value in terms of final corn price Homeland has to pay. The grain bins allow us the flexibility to buy corn when the farmers and elevators are ready to sell corn.

We are very close to completing the construction of our new industrial ethanol facility. By the 1st of the year, we will begin trial operation of the new facility. With the new industrial ethanol plant in operation, we will have the ability to provide product to multiple new industries that utilize industrial ethanol such as pharmaceutical, cosmetics, hand cleaning, spray and liquid sanitizers, and many others. We have a team of employees working towards the development of these markets and are very focused to make these new sales in the upcoming year.

In the next year, we will continue to evaluate a high protein process that brings another avenue for increased revenue to Homeland Energy Solutions.

Thank You for all your support.

-James Broghammer, CEO

DISCLOSURE

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our web site or upon request.

DIRECTOR APPLICATIONS OPEN:

Nominations are currently being accepted for individuals interested in serving on the Homeland Energy Solutions Board of Directors. Three positions will be voted on at the 2021 annual meeting. The seats are currently being held by Steve Core, Maurice Hyde and Christine Marchand. Homeland's nominating committee will consist of Randy Bruess (chair), Mathew Driscoll, and David Sovereign. Individuals interested in being nominated should go to our website (www.homelandenergysolutions.com) and print an application or contact Katherine Balk, VP of HR, at Homeland. Applications will be accepted until January 1st, 2021.

HOMELAND ENERGY SOLUTIONS NEWSLETTER

Page 2

INDUSTRIAL ETHANOL PROJECT NEARING COMPLETION



Construction is in full swing for the Industrial Ethanol project that is scheduled to be complete by the end of year. With all the major equipment set, the focus is currently on piping, electrical, and insulation. Our first loads of Isopropyl Alcohol, which will be used as the denaturant for this product, are scheduled to arrive in the middle of this month. Checkout, commissioning, and start-up will take place the last 2 weeks of December with help from Santa and his Reindeer. If all goes as planned, we will ring in the New Year with this project online!

-Kevin Howes, Plant Manager/COO

STAN'S THOUGHTS

What a smooth harvest! Yields may have been somewhat disappointing to some, but the weather was great. The bean harvest came and went very quickly with a stretch of clear, dry, and warm weather. The corn harvest was also warm and mostly dry resulting in much dryer than normal corn out of the field. Many truck loads were delivered to our plant directly from the field completely dry.

One farmer customer made me laugh the other day. He told me that he didn't know how to act. He said he didn't have anything to complain about. Harvest weather had been great; he had harvested his whole crop in short sleeves and he said almost everyday on the combine radio, grain prices were going up. He seemed really sincere that he was a little confused with nothing to complain about.

Here at Homeland, we also had a very good harvest and have very little to complain about. Our increased dumping capacity and our additional space for corn allowed us to extend our dumping hours and not have any long truck lines. Harvest went very smooth and it was very rewarding to hear the many compliments from our customers.



The new 2 million bushel bin is now ready. The fill equipment has been tested and the DNR has been here to run the necessary dust system tests while the equipment was under full capacity. We appreciate our corn customers' and their truckers' patience while these tests were run.

Everyone please have a great Holiday Season and stay well.

In closing, I again would like to thank our corn customers for their corn business.

"It all starts with the corn at Homeland."

-Stan "The man from Homeland" Wubbena, Commodity & Risk Manager

DECEMBER 2020

Page 3

HOMELAND ENERGY SOLUTIONS FINANCIALS — Q3 2020

Third quarter 2020 was another profitable quarter for Homeland, with a net income of nearly $7.3M increasing the YTD net income to $5.97M. Ethanol production increased slightly over Q2. Fuel ethanol price per gallon increased approximately 20% in Q3 over Q2. Sales of Distiller's Grains and Corn Oil remained fairly steady in Q3 as compared to Q2, but revenue per unit (DDGS tons/Corn Oil pounds) sold decreased by approximately 10% and 11% , respectively.

Corn prices increased approximately 3% in Q3 as compared to Q2, but were not back up to the Q1 levels, which helped Homeland realize a strong gross profit. Overall revenue increased approximately 15% in Q3 over Q2, but Cost of Goods Sold only increased approximately 10% and Operating Expenses increased 5%, both of which contributed to the $7.3M net income for the quarter.

As we near the end of the tax year, it is time to think about taxes. **Our current projection is that $150 of taxable income per membership unit will flow through to members.** Estimated Research and Development credits per unit are Federal $23, Iowa $9. Please contact your tax advisor for further information about how this will affect your taxable income for 2020.

Please see a summary of the Company's financial performance below. More detailed reports are available on the HES and SEC website.

-Beth Eiler, Chief Financial Officer

"Our current projection is that $150 of taxable income per membership unit will flow through to members."

BALANCE SHEET	**9/30/2020**	**6/30/2020**
Current Assets	$ 49,855,132	$ 54,873,085
Property & Equipment	126,736,438	121,118,830
Other Assets	8,100,158	8,594,810
Total Assets	$ 184,691,728	$ 184,586,725
Current Liabilities	$ 13,018,272	$ 20,166,126
Long-term Liabilities	11,728,630	11,731,787
Total Members' Equity	159,944,826	152,688,812
Total Liabilities and Equity	$ 184,691,728	$ 184,586,725
Book Value per Membership Unit	$ 2,477	$ 2,365
INCOME STATEMENT 3 Months Ended	**9/30/2020**	**6/30/2020**
Revenue	$ 73,396,939	$ 63,862,205
Cost of Goods Sold	65,268,684	59,284,228
Operating Expenses	873,140	831,256
Operating Income	7,255,115	3,746,721
Other Income (Loss)	899	215,101
Net Income	$ 7,256,014	$ 3,961,822
Net Income per Membership unit	$ 112	$ 61
Distributions per unit	$ -	$ -

HOMELAND ENERGY SOLUTIONS NEWSLETTER

2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us

If you would like to receive future newsletters by email instead of mail, please sign up online at www.homelandenergysolutions.com/company-newsletter.

10 YEARS OF SERVICE:

Homeland would like to recognize an employee who has completed her 10 years of service. Please help us congratulate Laurie Leibold. Thank you for your dedication to Homeland.





ETHANOL:
DRIVING AMERICA'S FUTURE